Exhibit 99.1

OFS CAPITAL CORPORATION AMENDS LOAN AND SECURITY AGREEMENT TO REDUCE COSTS

Rolling Meadows, IL—January 23, 2013—OFS Capital Corporation (NASDAQ: OFS) announced today that its wholly owned subsidiary, OFS Capital WM, LLC, held approximately $234.6 million in debt investments at par value as of December 31, 2012, compared with approximately $213.8 million as of September 30, 2012. The OFS WM credit facility with Wells Fargo Bank, National Association and Madison Capital Funding, LLC amounted to $180 million. As of December 31, 2012, there was approximately $99.2 million outstanding, and $34.9 million in availability, on the $135 million Wells Fargo Class A revolving credit facility, borrowings under which are priced at LIBOR + 2.75%. There was no outstanding balance on the $45 million Madison Capital Class B revolving credit facility, borrowings under which are priced at LIBOR + 6.50%.

During 2013, owing largely to regulatory leverage restrictions, OFS does not anticipate accessing the Madison Capital Class B revolving credit facility. As a consequence, OFS has elected to terminate the $45 million Madison Capital Class B revolving loan commitment, via execution of the Fourth Amendment to the Loan and Security Agreement, which is effective as of January 22, 2013. In terminating the Class B commitment, OFS expects to realize annual savings of $225,000 by eliminating OFS WM’s cost of non-usage fees that would otherwise be due to Madison Capital. No cancellation fees were required by Madison Capital. The Wells Fargo Class A revolving facility will remain in effect, and OFS WM expects to continue to utilize that facility to meet its funding needs.

About OFS Capital Corporation

OFS Capital is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. For tax purposes, OFS Capital intends to be treated as a regulated investment company under the Internal Revenue Service Code. OFS Capital’s investment objective is to provide its shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments.

Headquartered in Rolling Meadows, Illinois, with additional offices in New York and Los Angeles, OFS Capital invests primarily in middle-market companies in the United States. OFS Capital generally focuses its investment activities on private companies that are owned by private equity sponsors or owner/operators, and have annual EBITDA between $5 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured, unitranche, second-lien and mezzanine loans, and to a lesser extent, equity securities.

OFS Capital’s investment activities are managed by OFS Capital Management, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940.

Contact

Mendel Communications LLC

Bill Mendel, 212-397-1030

bill@mendelcommunications.com